Exhibit 10.3
ESCROW AGREEMENT
     This Escrow Agreement (this “Escrow Agreement”), dated as of August 8, 2008 by and among Longfoot Communications Corp., a Delaware corporation (“Parent”), Kidville Holdings, LLC, a Delaware limited liability company (“Kidville”), the representative of Parent identified on Schedule B hereto (the “Parent Representative”), the representative of Kidville identified on Schedule B hereto (the “Kidville Representative” and, together with the Parent Representative, the “Representatives”) and Greenberg Traurig, P.A., a Florida professional association (the “Escrow Agent”).
RECITALS
     WHEREAS, Parent, Kidville and Kidville Merger Corp., Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), have entered into a Merger Agreement, dated as of July 14, 2008 (the “Merger Agreement”) pursuant to which, among other things, Kidville will merge with and into Merger Sub, with the result that Kidville survives the merger and becomes a wholly-owned subsidiary of Parent in a transaction in which the consideration to the members of Kidville (the “Members”) is common shares of Parent, par value $0.001 per share (the “Parent Shares”); and
     WHEREAS the Merger Agreement contemplates that Parent shall hold back 10% of the Parent Shares otherwise to be delivered to each Member (except the investors identified on Schedule B to the Merger Agreement), as provided in the Merger Agreement (the “Consideration Shares”), which Parent Shares shall be placed in escrow for a period of twelve (12) months beginning on the Closing Date to secure the indemnification obligations of Kidville under the Merger Agreement; and
     WHEREAS Each of the parties hereto is entering into this Escrow Agreement in consideration for, among other things, the execution and delivery of the Merger Agreement by Parent.
     NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:
     1. Defined Terms. Capitalized terms used and not otherwise defined herein shall have their respective meanings ascribed thereto in the Merger Agreement.
     2. Escrow Funds. Parent hereby delivers to the Escrow Agent the Consideration Shares pursuant to Section 9.3 of the Merger Agreement, and the Escrow Agent acknowledges receipt thereof and agrees to hold the Consideration Shares in escrow pursuant to the terms of this Escrow Agreement. The Consideration Shares and any and all securities received in respect of the Consideration Shares that are distributed on a pro rata basis to all holders of Parent Shares, collectively, shall be deemed to be, and shall be held as the “Escrow Funds”. For the purpose of this Escrow Agreement, each Consideration Share shall be valued as set forth in Section 9.3 of the Merger Agreement.

     3. Voting of Consideration Shares; Right to Receive Dividends. Unless and until any of the Consideration Shares are returned to Parent pursuant to the terms of this Escrow Agreement: (i) each Member shall be entitled to vote its respective number of each such Member’s Consideration Shares as set forth on Schedule A hereto; and (ii) each Member shall be entitled to receive any distribution of dividends (whether in cash or in kind) on account of such Member’s Escrow Funds at the time such distribution is made to all holders of Parent Shares, other than distribution of securities which will constitute Escrow Funds pursuant to Section 2 above. Any such distribution of or in respect of Consideration Shares or Escrow Funds in accordance with this Escrow Agreement is subject to any tax or other withholding required under applicable law, and any amount so withheld shall be treated, for purposes of the Merger Agreement and this Escrow Agreement, as though paid to the applicable Member.
     4. Claims Procedures and Disbursements of Escrow Funds.
          (a) If Parent or Parent Representative (the “Claimant”) determines to assert a claim for breach of a representation, warranty or covenant of Kidville pursuant to the Merger Agreement (a “Claim”), then the Claimant shall deliver written notice of such claim (“Claim Notice”) to Kidville or the Kidville Representative and the Escrow Agent, specifying the nature of the Claim and, if possible, the estimated amount involved (“Estimated Claim Amount”). Upon receipt of any Claim Notice, the Escrow Agent shall promptly make entries or notations in the account records relating to the Escrow Funds, indicating that Escrow Funds, in the amount of the Estimated Claim Amount are reserved to satisfy such Claim, and identifying the date and number of such Claim Notice (“Escrow Notation”).
          (b) If Kidville or the Kidville Representative accepts such Claim in whole, then the Kidville Representative shall deliver a written response in writing to Claimant, the other parties and the Escrow Agent on or before the twentieth (20th) business day following the date that the Kidville Representative received a Claim Notice regarding such Claim, and the Kidville Representative shall promptly prepare and deliver a written direction to the Escrow Agent (“Written Direction” and, if executed by both the Kidville Representative and the Parent Representative, a “Joint Written Direction”), which states the amount of Escrow Funds, to be disbursed to Claimant, which amount shall equal the Estimated Claim Amount set forth in the applicable Claim Notice.
          (c) If the Kidville Representative disputes any matter with respect to a Claim, then the Kidville Representative shall deliver a claim response to the Claimant, the other parties and the Escrow Agent on or before the twentieth (20th) business day following the date that the Representative received a Claim Notice regarding such Claim, and if such Claim shall be resolved by the Representatives, then the Representatives shall promptly prepare and deliver a Joint Written Direction to the Escrow Agent, which states the amount, if any, of Escrow Funds, to be disbursed to the Claimant, and Escrow Agent shall disburse such Escrow Funds in accordance with the Written Direction, with a direction to remove the Escrow Notation as to the remainder no longer subject to the Claim. Otherwise, such dispute shall be handled in accordance with Section 11 of this Escrow Agreement.
          (d) If the Kidville Representative fails to deliver a written response to Claimant on or before the twentieth (20th) business day following the date that the Kidville

Representative received a Claim Notice regarding a Claim, then such failure shall be deemed an acceptance of such Claim in its entirety.
          (e) Escrow Agent shall disburse the Escrow Funds at any time, and from time to time, in accordance with a Joint Written Direction or as directed in accordance with Sections 10, 15 or 17 of this Escrow Agreement.
     5. Cancellation of Consideration Shares. Upon receipt of any Consideration Shares distributed hereunder in satisfaction of a Claim or amounts due under Section 17(c), Parent shall take all actions necessary to cancel such Shares in order that they are no longer issued and outstanding.
     6. Appointment of Escrow Agent. Parent, Kidville and the Representatives hereby appoint Greenberg Traurig, P.A. as the Escrow Agent under this Escrow Agreement. The Escrow Agent is hereby authorized to take any and all actions indicated in this Escrow Agreement to be taken by the Escrow Agent and all such further actions consistent herewith as it shall deem necessary or desirable to implement the provisions hereof. The Escrow Agent represents and warrants to Parent, Kidville and the Representatives that it has all legal power and authority to act in the manner contemplated by this Escrow Agreement.
     7. No Implied Duties of Escrow Agent. The Escrow Agent undertakes to perform only such duties as are expressly set forth in this Escrow Agreement which are purely ministerial in nature, and no implied duties or obligations of the Escrow Agent may be read into this Escrow Agreement. The Escrow Agent shall:
          (a) have no responsibility to inquire into or determine the genuineness, authenticity or sufficiency of any documents or instruments submitted to it in connection with its duties hereunder;
          (b) be entitled to deem the signatories of any documents or instruments submitted to it hereunder as being those purported to be authorized to sign such documents or instruments on behalf of the parties and shall be entitled to rely upon the genuineness of the signatures of such signatories without inquiry and without requiring substantiating evidence of any kind; and
          (c) be entitled to refrain from taking any action contemplated by this Escrow Agreement if it becomes aware of any disagreement between the parties hereto as to any material facts, or as to the happening of any contemplated event, prior to such action.
     The Escrow Agent shall neither be responsible for nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument or document between any of the parties hereto, and the Escrow Agent shall be required to act only pursuant to the terms and provisions of this Escrow Agreement. This Escrow Agreement sets forth all matters pertinent to the escrow contemplated hereunder, and no additional obligations of the Escrow Agent shall be inferred from the terms of this Escrow Agreement or any other agreement.
     8. No Implied Duties of Representatives. Each of the Representatives undertakes to perform only such duties as are expressly set forth in this Escrow Agreement, and no implied duties or obligations of such Representative may be read into this Escrow Agreement. Each of the Representatives shall:
          (a) have no responsibility to inquire into or determine the genuineness, authenticity or sufficiency of any documents or instruments submitted to it in connection with its duties hereunder;
          (b) be entitled to deem the signatories of any documents or instruments submitted to it hereunder as being those purported to be authorized to sign such documents or instruments on behalf of the parties and shall be entitled to rely upon the genuineness of the signatures of such signatories without inquiry and without requiring substantiating evidence of any kind; and
          (c) not be responsible for, nor chargeable with knowledge of, the terms and conditions of any other agreement, instrument or document between any of the parties hereto, and each Representative shall be required to act pursuant only to the terms and provisions of this Escrow Agreement. This Escrow Agreement sets forth all matters pertinent to the escrow contemplated hereunder, and no additional obligations of the Representatives shall be inferred from the terms of this Escrow Agreement or any other agreement.
     9. Indemnification of Escrow Agent. Unless the Escrow Agent discharges any of its duties under this Escrow Agreement in violation of specific terms of this Escrow Agreement and is grossly negligent or guilty of willful misconduct with regard to its duties under this Escrow Agreement, the Escrow Agent shall not be liable to any person for any action taken or loss suffered by such person, nor for any mistake of fact, error of judgment, or for any actions or omissions of any kind. Except with respect to the foregoing liability exceptions, Parent and Kidville, jointly and severally, shall indemnify the Escrow Agent and hold it harmless from any and all claims, liabilities, losses, actions, suits or proceedings, or other expenses, fees, or charges of any character or nature, public or private, which it may incur or with which it may be threatened by reason of its acting as Escrow Agent under this Escrow Agreement, and shall indemnify the Escrow Agent against any and all expenses, including reasonable attorneys’ fees and the cost of defending any action, suit or proceeding or resisting any claim in such capacity, both at the trial and appellate levels (all of the foregoing in this Section 9, collectively, “Claims”); provided, however, that any amount that Parent and Kidville are required to indemnify the Escrow Agent for hereunder shall be paid 50% by Parent and 50% from the Escrow Funds, prior to any other distribution from the Escrow Funds (but parri passu with the Representatives’ right to indemnification as set forth in Section 10 below). In the event such Escrow Funds are insufficient or cannot be utilized to indemnify the Escrow Agent hereunder, Parent shall be fully responsible for such indemnification.
     10. Indemnification of Representatives. Unless any of the Representatives discharges any of its duties under this Escrow Agreement in violation of specific terms of this Escrow Agreement and is grossly negligent or guilty of willful misconduct with regard to its duties hereunder, such Representative shall not be liable to any person for any action taken or loss suffered by such person, nor for any mistake of fact, error of judgment, or for any actions or omissions of any kind. Except with respect to the foregoing liability exceptions, Parent and Kidville, jointly and severally, shall indemnify the Representatives and hold them harmless from any and all Claims; provided, however, that any amount that Parent and Kidville are required to indemnify the Representatives for hereunder shall be paid 50% by Parent and 50% from the Escrow Funds, prior to any other distribution from the Escrow Funds (but pari passu with Escrow Agent’s right to indemnification set forth in Section 9 above). In the event such Escrow Funds are insufficient or cannot be utilized to indemnify the Representatives hereunder, Parent shall be fully responsible for such indemnification.
     11. Discretion of Escrow Agent to File an Interpleader Action. In the event of a dispute as to the proper disposition of the Escrow Funds, the Escrow Agent may hold the Escrow Funds until it receives a Joint Written Direction that sets forth the proper disposition of the Escrow Funds. Any Joint Written Direction delivered pursuant to this Section 11 shall be binding upon each of Kidville and Parent. If the parties, including the Escrow Agent, are in disagreement about the interpretation of this Escrow Agreement, or about the rights and obligations or the propriety of any action contemplated by the Escrow Agent under this Escrow Agreement, the Escrow Agent may, but shall not be required to, file an action in interpleader to resolve any disagreement in a court of competent jurisdiction in Florida. The parties may also take any action against each other as permitted pursuant to the Merger Agreement. The Escrow Agent shall be indemnified by the parties hereto for all costs and reasonable attorneys’ fees (both trial and appellate) incurred in its capacity as Escrow Agent in connection with any such interpleader action or any other action and shall be fully protected in suspending all or part of its activities under this Escrow Agreement until a judgment in the interpleader action or such other action is entered and becomes final.
     12. Consultation with Counsel. Each of the Escrow Agent and the Representatives may consult with outside counsel of its own choice and shall have full and complete authorization and protection to act in accordance with the opinion of such counsel as to any matters in connection with this Escrow Agreement to the extent that any act or failure to act undertaken on the advice of counsel is undertaken in good faith and is not contrary to the specific provisions of this Escrow Agreement. The Escrow Agent and the Representatives shall be indemnified by the other parties hereto (as set forth in Section 9 and Section 10, above) for all costs and reasonable attorneys’ fees incurred in connection with such consultation. The Escrow Agent and the Representatives shall not be liable for any action taken in reliance upon the advice of counsel and in good faith.
     13. Resignation. The Escrow Agent may resign as escrow agent by giving Parent, Kidville and the Representatives thirty (30) days prior written notice of the effective date of such resignation. In the event of the resignation of the Escrow Agent and upon receipt of appropriate instructions from Parent, Kidville and the Representatives, the Escrow Agent shall make appropriate arrangements for the transfer of the Escrow Funds to a substitute escrow agent for Parent, Kidville and the Representatives.
     14. Amendment. This Escrow Agreement may be amended at any time only by and upon written agreement of all parties hereto and both Representatives.

     15. Termination and Disbursement of Escrow Funds.
          (a) To the extent Escrow Funds remain on the date twelve (12) months following the Closing Date, promptly after such twelve (12) month period, and subject to a ten (10) business days advance notice to Parent, Kidville and the Representatives, the Escrow Funds shall be released to the Members in accordance with the Merger Agreement and Section 15(b) herein, except with respect to such Escrow Funds subject to an Escrow Notation (unless both Representatives instruct otherwise). This Escrow Agreement will terminate at 11:59 p.m. after the later of (i) twelve (12) months after the Closing Date, (ii) all expenses required to be paid to the Escrow Agent, if any, have been paid and (iii) the resolution by the Representatives of all Claims that are subject to reimbursement from the Escrow Funds. At termination of this Escrow Agreement, the remaining Escrow Funds, if any, held by the Escrow Agent shall be disbursed to the Members in accordance with Section 15(b) herein.
          (b) In the event that the Escrow Agent is to release Escrow Funds in accordance with this Escrow Agreement, the Escrow Agent shall be authorized to transfer to each Member, and shall so transfer and release to each Member, the total number of Consideration Shares to be so transferred and released to such Member pursuant to the Merger Agreement.
     16. Escrow Agent Counsel to Parent. Parent, Kidville and the Representatives understand that the Escrow Agent is counsel to Parent and may be counsel to Parent after the Closing for matters other than those related to the Merger Agreement and this Escrow Agreement, and each hereby agrees that the Escrow Agent shall not be precluded from continuing to represent Parent in any controversy or litigation arising in connection with the Merger Agreement, this Escrow Agreement and/or any related agreements by reason of acting as Escrow Agent hereunder.
     17. Fees and Expenses.
          (a) Parent and Kidville understand that the Escrow Agent will bill its normal hourly fees and reasonable expenses to Parent for all time spent by the Escrow Agent in carrying out its responsibilities as provided herein; provided, however, that in the event of any dispute hereunder, such fees and expenses will be billed in accordance with subsection (b) or (c) of this Section 17, as the case may be, including during any such dispute until the dispute is resolved. The fees and expenses of Kidville and Parent shall be advanced by Kidville and Parent, respectively, until the dispute is resolved. Sections 17(b) and (c) shall govern upon resolution of a dispute.
          (b) In the event of any dispute hereunder resolved in favor of Kidville, fees and expenses incurred by the Escrow Agent and the reasonable and documented expenses incurred by Kidville or the Kidville Representative or the Members (who have no obligation to advance expenses) in connection with such dispute shall be paid by Parent. For the purposes of this subsection (b), a resolution of a dispute in favor of Kidville means that either (i) Kidville is not required to make any payment to Parent or (ii) the amount of any settlement offer proposed in writing by Parent or Parent Representative is greater than the amount ultimately paid by Kidville upon resolution of the dispute. At the discretion of the Kidville Representative, Parent may reimburse any amounts advanced by the Members or the Kidville Representative by issuing additional Parent Shares to the Members or to the Kidville Representative, as applicable. Parent Shares issued pursuant to this subsection (b) shall be valued as provided in Section 9.3 of the Merger Agreement.
          (c) In the event of any dispute hereunder resolved in favor of Parent, fees and expenses incurred by the Escrow Agent and expenses incurred by Parent and the Parent Representative (the Parent Representative has no obligation to advance expenses) in connection with such dispute shall be paid from the proceeds of the Escrow Funds. For the purposes of this subsection (c), a resolution of a dispute in favor of Parent means that either (i) Parent is not required to make any payment to Kidville or (ii) the amount of any settlement offer proposed in writing by Parent or the Parent Representative is greater than the amount ultimately paid by Parent upon resolution of the dispute. If paid from the proceeds of the Escrow Funds in accordance with this subsection (c), such fees and expenses shall be paid prior to any other distribution from the Escrow Funds. For the purpose of disbursing Escrow Funds under this subsection (c), each Consideration Share shall be valued as set forth in Section 9.3 of the Merger Agreement. In the event and to the extent that such proceeds of the Escrow Funds are insufficient or cannot be utilized to pay the Escrow Agent fees and expenses, such fees and expenses shall be paid by Parent.
     18. Representations and Warranties of Parent and Kidville.
     Each of Parent and Kidville hereby represents and warrants that this Escrow Agreement constitutes the legal, valid and binding obligations of such party, enforceable against such party in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws now or hereafter in effect relating to creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).
     19. Miscellaneous.
          (a) Notices. All notices, objections and other communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered (return receipt requested) or mailed, as follows:

If to Escrow Agent:	Greenberg Traurig, P.A.
1221 Brickell Avenue
Miami, Florida 33131
Attn: Robert L. Grossman, Esq.
grossmanb@gtlaw.com
Tel: 305.579.0756
Fax: 305.961.5756

If to Parent:	Longfoot Communications Corp
4400 Biscayne Blvd., Suite 950
Miami, FL 33137
Attn: Glenn L. Halpryn, CEO
Tel.: (305) 573-4112
Fax: (305) 573-4115

with a copy to:	Greenberg Traurig, P.A.
1221 Brickell Avenue
Miami, Florida 33131
Attn: Robert L. Grossman, Esq.
grossmanb@gtlaw.com
Tel: (305) 579-0756
Fax: (305) 961-5756

If to Kidville:	Kidville Holdings, LLC
163 E. 84th Street
New York, NY 10028
Attn: Andrew M. Stenzler, Chairman and CEO
Tel.: (212) 772-8435
Fax: (212) 772-9010

with a copy to:	Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, NY 10036
Attn: James A. Grayer, Esq.
Tel.: (212) 715-7616
Fax: (212) 715-8000

If to the Representatives:	As set forth on Schedule B
or at such other place as any party hereto shall furnish to each other party hereto in writing.
          (b) Binding Effect Assignment; Third Party Beneficiaries. No party may assign, its rights and obligations hereunder without the consent of the other parties. Subject to the foregoing, this Escrow Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns. This Escrow Agreement is not intended, and shall not create, any third party beneficiaries or rights in any third parties.
          (c) Governing Law. This Escrow Agreement shall be governed by the laws of the State of Florida without regard to the rules of conflict of laws of such state that would cause the laws of another jurisdiction to apply.
          (d) Effect on Merger Agreement. The provisions of this Escrow Agreement are not intended to alter, modify, negate or replace any provisions of the Merger Agreement that may be in conflict with the provisions hereof. In the event of any conflict or inconsistency between the terms hereof and the Merger Agreement, the Merger Agreement shall control.
          (e) Counterparts. This Escrow Agreement may be executed in two or more counterparts (including by facsimile transmission, portable document format (PDF) or other electronically scanned form), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
[Signatures follow on next page]

     IN WITNESS WHEREOF, the parties hereto have made and entered into this Escrow Agreement the day and year first above written.

ESCROW AGENT: GREENBERG TRAURIG, P.A.
By:	/s/ Robert L. Grossman
Name:	Robert L. Grossman, Esq.
Title:	Shareholder

PARENT: LONGFOOT COMMUNICATIONS CORP.
By:	/s/ Glenn L. Halpryn
Name:	Glenn L. Halpryn
Title:	President

KIDVILLE: KIDVILLE HOLDINGS, LLC
By:	/s/ Andy Stenzler
Name:	Andy Stenzler
Title:	Chief Executive Officer

REPRESENTATIVES:
/s/ Steven D. Rubin
Steven D. Rubin

/s/ Seth Markowitz
Seth Markowitz